Exhibit 99.1

FEDDERS ANNOUNCES AGREEMENT WITH HOLDERS OF SENIOR NOTES AND SENIOR LENDER

LIBERTY CORNER, New Jersey - September 14, 2005 - Fedders Corporation(NYSE:
FJC) (the "Company"), a leading global manufacturer of air treatment products, including air conditioners, furnaces, air cleaners, dehumidifiers and humidifiers, announced today that it has completed an agreement with holders representing more than a majority in principal amount of Fedders North America's $155 million principal amount of 9 7/8% Senior Notes due 2014 (the "Senior Notes") for a waiver of the existing event of default under the Senior Notes. The event of default results from the Company's failure to timely file its Form 10-K for the year ended December 31, 2004 and to timely file its subsequent quarterly reports, as previously announced. The Company has also completed an agreement with its senior lender for a waiver of the default under its agreement with the senior lender, also related to the failure to timely file the Form 10-K and subsequent quarterly reports. The agreement with the holders of the Senior Notes modifies certain provisions of the indenture pursuant to which the Senior Notes were issued to, among other things, include the Company in the indenture covenants. Fedders North America paid all accrued interest due on the Senior Notes on September 14, 2005.

In a presentation to the holders of the Senior Notes held on July 27, 2005, the Company disclosed, under the terms of a confidentiality agreement expiring today, that it has offered for sale all of the capital stock of Melcor, its thermal management subsidiary, and an industrial facility and 182 acres of development property in Walkersville, Maryland. The Company currently expects minimum cash proceeds from the two transactions to total in excess of $30 million. An auction of the facility and property in Maryland will take place on November 1, 2005.

This news release includes forward-looking statements that are covered under the "Safe-Harbor" clause of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations and assumptions. Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties including, but not limited to, weather and economic, political, market and industry conditions and reliance on key customers. Such factors are described in Fedders' SEC filings, including its most recently filed annual report on Form 10-K. The company disclaims any obligation to update any forward-looking statements to incorporate developments occurring after release of announcement. Visit the Fedders investor information website at www.fedders.com to access additional information on Fedders.

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Contact: Robert Laurent, Jr., (908)604-8686
         investorrelations@fedders.com